EXHIBIT 99.1


(EW) (METROMEDIA/MGM) (MMG) Metromedia International Group to Sell Entertainment Assets to Metro-Goldwyn-Mayer Inc.

      Entertainment Editors

      EAST RUTHERFORD, N.J.--[ENTERTAINMENT WIRE]--April 28, 1997-- Metromedia International Group, Inc. (MIG) (AMEX.MMG) and Metro-Goldwyn-Mayer Inc. (MGM), through its holding company, P. & F. Acquisition Corp., jointly announced today that they have entered into a letter of intent for the sale of certain of the entertainment assets of MIG to MGM.

      The sale is for an aggregate cash consideration of $573 million, payable to MIG upon closing of the transaction, which is expected to occur this summer.

      Under the terms of the agreement, MIG will sell its film and television library, consisting of approximately 2,200 titles, and the production and distribution activities of its Entertainment Group, which includes the operations of Orion Pictures Corporation, Goldwyn Entertainment Company and Motion Picture Corporation of America. In addition to the library, MGM will acquire 12 completed films and 5 direct-to-video features for future release.

      Entertainment assets excluded from the transaction are MIG's Landmark Theatre Group, which has a total of 138 screens at 50 theater locations throughout the United States.

      John W. Kluge, chairman of the board of MIG, said, "This transaction will provide our Company with the opportunity to focus our efforts on the expansion of our telecommunications systems in Eastern Europe and the Far East. The development of extensive communications infrastructures is crucial to the economic development of those regions."

      Frank G. Mancuso, chairman and chief executive officer of MGM, stated, "The management-led buyout of MGM six months ago with the support of Tracinda Corporation and Seven Network Ltd. was the first chapter in the building process that we committed to continue. This is the second chapter. This acquisition more than doubles the size of MGM's library, giving it the added distinction of being the largest modern film library in the world."

      "With the global expansion of delivery systems, this acquisition is also a great opportunity for our worldwide marketing and distribution organization, now that we have a greater critical mass of MGM assets. At the same time, the new additions to the library will generate increased cash flow for the company," Mancuso added.

      Stuart Subotnick, president and chief executive officer of MIG, said, "We believe this agreement is in the best interest of our stockholders. We are delighted





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that, as part of this transaction, MGM will grant to our Communications Group a first negotiation position for all of MGM's product available in the countries where we operate cable television systems. The Metromedia Entertainment Network will continue operating in Eastern Europe."

      Upon completion of the transaction, MGM's combined libraries will consist of more than 3,600 titles, making it the largest modern (post-1948) film library in the world. Included in the acquisition are such Oscar-winning films as "Dances With Wolves," "The Silence of the Lambs," "The Best Years of Our Lives," "Wuthering Heights," "Guys and Dolls," and the RoboCop series, augmenting existing MGM library winners such as "Midnight Cowboy," "West Side Story," "The Apartment," and the famous James Bond, Pink Panther, and Rocky series franchises.

      The transaction is subject to the finalization and execution of a definitive agreement, approval by MIG's Board of Directors and stockholders, approval by MGM's Board of Directors and stockholders, and satisfaction of other customary conditions. MIG will advise its stockholders of a new date for its Annual Stockholders' Meeting, previously scheduled for May 14, 1997 in New York City, once it is rescheduled.

      Metromedia International Group, Inc. is a global communications, media and entertainment company which is engaged in two businesses: through its Communications Group, the development and operation of communications businesses, including wireless cable television systems, FM and AM radio broadcasting, radio paging services and various forms of telephony services including wireless local loop telephone services, GSM cellular telephone services, an international toll calling service and Trunked Mobile Radio services in Eastern Europe, the republics of the former Soviet Union and other emerging markets, and, through its Entertainment Group, the development, production, acquisition and worldwide distribution of motion pictures, television programming and prerecorded video cassettes.

      Metro-Goldwyn-Mayer Inc. is actively engaged in the worldwide production and distribution of entertainment products, including motion pictures, television programming, home video, interactive media, music, licensed merchandise, a current 1,600-title film library, a 4,500-title home video library, and a significant television library. The company's operating units include MGM Pictures, United Artists Pictures, MGM Worldwide Television, MGM Telecommunications Group, MGM Distribution Co., MGM Home Entertainment/Consumer Products, MGM Music and MGM Interactive, among others. For more information on MGM, visit the Lion's Den at http://www.mgm.com.

  CONTACT:  Metromedia International Group, Phillip Myers, 310/282-2572






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